More Information Contact:                    Mary Ann Susco
                                             Corporate Communications
                                             J. & W. Seligman & Co. Incorporated
                                             (212) 850-1382
                                             suscom@jwseligman.com
Stockholder Contact:
                                             Marco Acosta
                                             (212) 850-1333
                                             acostam@jwseligman.com

Stockholders of Seligman LaSalle International Real Estate Fund, Inc.(NYSE: SLS)
        Approve New Advisory, Subadvisory and Delegation Agreements But
              Special Meeting of Stockholders Further Adjourned to
                               November 13, 2008 to
              Solicit Votes in Respect of the Election of Directors

NEW YORK, October 28, 2008 - Today, Seligman LaSalle International Real Estate Fund, Inc. (the "Corporation") (NYSE: SLS) held an adjourned Special Meeting of Stockholders (the "Meeting") in New York, New York and announced that the
Corporation's stockholders approved a new investment management services agreement between the Corporation and RiverSource Investments, LLC ("RiverSource"), a subsidiary of Ameriprise Financial, Inc., a new subadvisory agreement between RiverSource and LaSalle Investment Management (Securities), L.P., and a new delegation agreement between LaSalle Investment Management (Securities), L.P. and LaSalle Investment Management Securities B.V. (collectively, the "Agreements").

Although the Agreements have been approved by the Corporation's stockholders, the effectiveness of the Agreements is contingent on the closing of the acquisition of the Corporation's current manager, J. & W. Seligman & Co. Incorporated by RiverSource (the "Acquisition"), as described in the proxy statement, dated August 12, 2008. The Acquisition is expected to occur in the fourth quarter 2008.

Although more than 47% of outstanding shares (representing at least 93% of all votes received to date) have voted to elect ten directors to the Corporation's Board, none of the directors has received a majority of all outstanding shares as required by the Corporation's Bylaws. Accordingly, with respect only to the proposal relating to the election of directors of the Corporation, the Meeting has been adjourned to 9:30 a.m. on November 13, 2008 (the "Adjourned Meeting") at the offices of Corporation, 100 Park Avenue, 8th Floor, New York, New York 10017.

This adjournment will provide additional time for the Corporation's solicitation of proxies to elect the Board's recommendations for directors. The director-nominees are as follows: Kathleen Blatz, Arne H. Carlson, Pamela G. Carlton, Patricia M. Flynn, Anne P. Jones, Jeffrey Laikind, Stephen R. Lewis, Jr., Catherine James Paglia, Alison Taunton-Rigby and William F. Truscott (collectively, the "Nominees"). Mses. Blatz, Carlton and

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Taunton-Rigby  and Mr. Truscott have been nominated for election to the class of
Directors whose term will expire at the annual meeting to be held in 2009, Ms. Jones and Mr. Carlson have been nominated for election to the class of Directors whose term will expire at the annual meeting to be held in 2010, and Mses. Flynn and Paglia and Messrs. Laikind and Lewis have been nominated for election to the class of Directors whose term will expire at the annual meeting to be held in 2011, and (in each case) until their successors are elected and qualify. Messrs. Leroy C. Richie and John F. Maher will continue to serve as Directors of the Corporation after the Acquisition, which would result in an overall increase from ten Directors to 12 Directors of the Corporation if the Nominees are elected. If the Acquisition does not take place for any reason, the size of the Board would not be increased, the Nominees (if elected) will not serve as Directors of the Corporation, and the current Directors of the Corporation will continue to serve as Directors of the Corporation.

The close of business on July 17, 2008 is the record date for the determination of stockholders entitled to notice of, and to vote at, the Adjourned Meeting or any adjournment or postponement thereof, in respect of the proposal relating to the election of directors of the Corporation.

The net asset value of shares may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

Investments in real estate securities may be subject to specific risks, such as risks to general and local economic conditions, and risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. You can obtain the Corporation's most recent periodic reports, when available, and other regulatory filings by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing.

There is no guarantee that the Corporation's investment goals/objectives will be met, and you could lose money.